PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 30th day of April, 2012, by and between (i) NTS MORTGAGE INCOME FUND, a Delaware corporation with principal office and place of business at 10172 Linn Station Road, Louisville, Kentucky 40223 (“Seller”) and (ii) BELLEMEADE DEVELOPMENT, LLC, a Delaware limited liability company, with principal office and place of business at 600 N. Hurstbourne Parkway, Suite 300, Louisville, Kentucky 40222 (“Purchaser”).

R E C I T A L S:

A.           ORLANDO LAKE FOREST JOINT VENTURE, a Florida joint venture (the “Company”) owns certain unimproved real property, together with all easements, hereditaments and rights appurtenant thereto or located thereon, near Orlando, Florida, all as more particularly described on Exhibit A attached hereto and made a part hereof by this reference;

B.           The Company is owned and operated pursuant to that certain Amended and Restated Joint Venture Agreement of Orlando Lake Forest Joint Venture dated as of August 16, 1997 (the “Joint Venture Agreement”) by and among Orlando Lake Forest, Inc., a Florida corporation (“OLF, Inc.”), OLF II Corporation, a Florida corporation (“OLF II”), Orlando Capital Corporation, a Kentucky corporation (“OCC”), and Seller. Pursuant to the terms of the Joint Venture Agreement, Seller owns fifty percent (50%) of the Percentage Interests in the Company, as such term is defined in the Joint Venture Agreement (Seller’s 50% Percentage Interests being hereinafter referred to as the “Partnership Interests”), OLF, Inc. owns 16.37% of the Percentage Interests in the Company, OLF II owns 3.80% of the Percentage Interests in the Company, and OCC owns 29.83% of the Percentage Interests in the Company;

C.           Seller has offered to sell the Partnership Interests to Purchaser pursuant to this Agreement;

D.           Purchaser has offered to purchase the Partnership Interests from Seller;

E.           The parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth; and

F.           This Agreement is the definitive acquisition agreement for the sale and purchase of the Seller’s Partnership Interests in the Company which was contemplated by, and this Agreement supercedes that portion of the letter agreement dated December 7, 2011 entitled “Proposed Terms of Purchase Agreement for Fawn Lake Development, Spotsylvania, Virginia,” and addressed to Board of Directors of NTS Mortgage Income Fund from NTS Development Company, a Kentucky corporation, and/or its affiliate, designee or assignee (“NTS”) (the “Letter Agreement”) as such Letter Agreement relates to the purchase and sale of the Seller’s Partnership Interests in the Company by NTS. Seller has also, pursuant to the Letter Agreement, entered into that certain Stock Purchase Agreement dated of even date herewith (the “Stock Purchase Agreement”) with Glen Arden Development, LLC, a Delaware limited liability company, pursuant to which Glen Arden has agreed to purchase all of the issued and outstanding capital stock of NTS/Virginia Development Company, a Virginia corporation (“NTS/Virginia”).

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:

1.   DEFINITIONS AND MEANINGS.  In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Section 1:

“Agreement” means this Partnership Interest Purchase and Sale Agreement, together with all exhibits and schedules attached hereto.

“Assumed Liabilities” shall mean the liabilities of the Company described on Schedule 1.01(a), attached hereto.

“Closing” means the consummation of the purchase and sale contemplated by this Agreement.

“Closing Date” means the time and date, established under Subsection 7.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.

“Contracts” shall have the meaning set forth in Section 5.7 hereof.

“Excluded Liabilities” shall mean any and all liabilities of the Company arising, existing, or occurring prior to or on the Closing Date, except for Assumed Liabilities.

“Execution Date” means the date on which this Agreement is duly executed and delivered by Seller and Purchaser (which execution and delivery may be accomplished by means of facsimile or PDF signatures); such date shall be inserted in the preamble on the first page of this Agreement.

 “Declaration” shall mean that certain Declaration of Restrictions and Reciprocal Easement Agreement dated October 27, 1997, entered into by the Company, recorded in Official Records Book 3317, Page 0274, in the Office of the Clerk of the Circuit Court of Seminole County, Florida (as amended and supplemented from time to time).

“Governmental Authorities” means the United States, the State of Florida and any political subdivision thereof, and any and all agencies, departments, commissions, boards, bureaus, bodies, councils, offices, authorities or instrumentalities of any of them, of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“HOA Litigation” shall mean that certain lawsuit styled, “Lake Forest Master Community Association, Inc., Plaintiff, v. Orlando Lake Forest Joint Venture, a Florida joint venture, Defendant, Case No. 2010-CA-006652 in the Circuit Court of the Eighteenth Judicial Circuit in and for Seminole County, Florida” wherein Plaintiff HOA seeks declaratory, as well as temporary and permanent injunctive relief declaring the First Amendment to Declaration of Restrictions and Reciprocal Easement Agreement amending the Declaration, to be null and void, and any appeals or other proceedings related to such lawsuit.

“Inspection Date” means 5:00 p.m. Eastern Time on the day immediately before the Closing Date.

“Inspection Period” means the period of time after the Execution Date (i.e., excluding the Execution Date) through and including the Inspection Date.

“Intellectual Property” shall mean any trade names, trademarks or service marks, together with the goodwill associated therewith; copyrights; pending or issue registrations for any of the foregoing; trade secrets; unaffiliated and proprietary information; computer programs; and all other intangible property rights of any kind of Seller relating to the Company or the Property.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, accounts payable, notes payable, indebtedness or obligations of any kind or nature whatsoever.

“Liquidating Trust” shall mean the liquidating trust established pursuant to that certain Liquidating Trust Agreement dated April 30, 2012 by and among the Seller, Robert H. Rice, Sr. as Managing Trustee and Christiana Trust as Resident Trustee.

“Liquidating Trustee” shall mean the Managing Trustee and the Resident Trustee.

“Litigation Costs” means costs, charges and expenses, including, without limitation, attorneys’, accountants’, and expert witness fees, actually incurred in the investigation, defense or prosecution of or other involvement in any Proceeding and any appeal therefrom, the cost of appeal, attachment and similar bonds, and the cost of establishing a right to indemnification under this Agreement.

 “Management Company” means the person or entity which provides on-site property management services for the Property.  The Management Company, as of the Execution Date, is Residential Management Company, an affiliate of Seller and Purchaser.

“Managing Trustee” shall mean Robert H. Rice, Sr., or his appointed successor.

“NTS” shall mean, collectively, NTS Development Company and/or Residential Management Company.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether government or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Other Agreements” shall mean the new Services Agreement and all other agreements, certificates, opinions, instruments or documents contemplated by, required by or referred to in this Agreement for the consummation of the transactions contemplated hereby.

“Permitted Exceptions” means ad valorem real estate taxes not yet due and payable, the items listed on Exhibit B attached hereto and made a part hereof by this reference, the PNC Mortgage, the Declaration, and all covenants, conditions and restrictions of record with respect to the Property.

“Person” shall mean any person, firm, trust, partnership, corporation or other business entity.

“PNC Mortgage” shall mean the mortgage granted by the Company on the Property to secure loans made by PNC Bank, National Association, a national banking association (“PNC Bank”), to the Seller and/or its affiliates, which loans are listed on Exhibit C attached hereto and made a part hereof.

“Proceeding” means any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Seller or Purchaser), and whether formal or informal.

“Property” means collectively:

(a)           Those certain tracts or parcels of real property located in Seminole County, Florida, as more particularly described on Exhibit A attached hereto and made a part hereof by this reference, together with all rights, rights of way, easements and appurtenances thereto (including all rights, title or interest to all public and private roadways abutting, adjoining or traversing such property), and all improvements of any and every nature located thereon (the “Real Estate”);

(b)           All building and site plans, construction specifications, as-built plans, grading plans, design documents, drawings, engineering and architectural plans and any transferable licenses, permits, warranties or guarantees concerning the construction, use, development and operation of all or any part of the Property (collectively, the “Property Documents”) and similar items pertaining to the Property; and

(c)           All trade names relating to the Property, and all goodwill associated with the Property.

“Purchase Price” means the aggregate amount which Purchaser shall pay to consummate the purchase and sale of the Partnership Interests, as provided in Section 3 of this Agreement.

“Purchaser” means Bellemeade Development, LLC, a Delaware limited liability company.

“Residential Management” shall mean Residential Management Company, a Kentucky corporation and an affiliate of both Seller and Purchaser.

“Resident Trustee” shall mean Christiana Trust, a division of Wilmington Savings Fund Society, FSB, or its appointed successor.

“Seller’s Knowledge” means the actual knowledge of Brian F. Lavin or Gregory A. Wells, executive officers of Seller.

“Services Contract” means any assignable written contract relating to the operation and maintenance of the Property, to which was entered into by Seller or Management Company with respect to the management, use, maintenance, or operation of the Property prior to the Closing Date.

“Partnership Interests” means fifty percent (50%) of the Percentage Interests in the Company owned by Seller.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes including any schedule or attachment thereto, and including any amendment thereof.

2.   SALE AND PURCHASE.  Seller agrees to sell the Partnership Interests to Purchaser on the terms and conditions contained in this Agreement, and Purchaser agrees to purchase the Partnership Interests from Seller on the terms and conditions contained in this Agreement.

3.   PURCHASE PRICE.  The Purchase Price for the Partnership Interests shall be the Assumed Liabilities (which are a portion of the purchase price to be paid to Seller by Glen Arden pursuant to the Stock Purchase Agreement), which shall be allocated to Purchaser in the aggregate amount of One Million Eight Hundred Ninety Thousand Dollars ($1,890,000.00) (“Purchase Price”).

4.   INSPECTIONS, OBJECTIONS.

4.1          Inspection Period.  Seller shall permit Purchaser and its authorized agents and representatives to enter upon the Property at all reasonable times and during normal business hours to inspect and conduct any tests Purchaser deems reasonably necessary in connection with its inspection of the Property.  In the event Purchaser desires to conduct any intrusive or destructive testing, such tests shall be conducted only upon request for approval in writing to Seller, which approval shall not be unreasonably withheld, conditioned or delayed.  Purchaser shall bear the cost of all its inspections and tests.  It is understood that Purchaser may conduct, among other tests and studies, an environmental audit, physical tests and inspections, and reasonable and appropriate testing and evaluation of the improvements located on the Property and all structural components therein.  Purchaser also intends to review title policies, surveys, existing environmental reports and studies, any assessments, special or otherwise, and statements, zoning and land use, ad valorem and personal property tax bills, notices or correspondence from governmental entities with respect to the Property, and books and records, files, leases and related items relating specifically to the Property (collectively, the “Documents”).

4.2   Return of Documents.  Purchaser shall return all of the Documents and a copy of any environmental, structural or engineering studies, or reports or test results obtained by Purchaser in connection with its inspection of the Property, promptly after such time as this Agreement is terminated for any reason permitted under the Agreement.  This obligation shall survive the termination hereof.

4.3   No Representation or Warranty by Seller.  Purchaser hereby acknowledges that, except as specifically set forth herein, Seller has not and does not make any warranty or representation regarding the truth, accuracy or completeness of Documents or the sources thereof.  Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.

4.4   Purchaser’s Responsibilities and Indemnification.  Purchaser hereby indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, loss, damages, liabilities and expenses (including reasonable attorney’s fees) arising out of Purchaser’s (or its authorized agents’ or representatives’) inspections or tests permitted hereunder or any violation of the provisions of this Section 4.  Notwithstanding any provision of this Agreement, no termination hereof shall terminate Purchaser’s obligations pursuant to this Section 4.

4.5   Right of Termination.  If, during the Inspection Period, Purchaser shall for any reason in Purchaser’s sole discretion, judgment and opinion, be dissatisfied with any aspect of the Partnership Interests or the Property for any reason whatsoever, Purchaser shall be entitled, as its sole remedy, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period.  Upon any such termination, neither Seller nor Purchaser shall have any further obligations or liabilities to the other hereunder, except as expressly provided herein.

5.   SELLER’S WARRANTIES, COVENANTS AND REPRESENTATIONS.  As an inducement to Purchaser to enter into this Agreement and to purchase the Partnership Interests, Seller warrants, represents and covenants to Purchaser, as follows:

5.1   Title.

 5.1.1  Seller has, and at the Closing, the Seller shall have good and marketable (legal and beneficial) title to the Partnership Interests free and clear of all liens, pledges, proxies, voting trusts, encumbrances, security interests, claims, charges, and restrictions whatsoever.

 There are no outstanding purchase agreements, options, warrants or other rights of any kind whatsoever entitling any Person to purchase or acquire any interest in any of such Partnership Interests or restricting their transfer, except for the Joint Venture Agreement.

 5.1.2  The Partnership Interests to be sold and transferred to Purchaser pursuant to this Agreement represent fifty percent (50%) of the Company’s Percentage Interests. At Closing, Seller shall hold and shall transfer to Purchaser good title to the Partnership Interests, free and clear of any restrictions on transfer, assignment or sale (other than restrictions under the Securities Act of 1933, or any state securities laws or the regulations promulgated thereunder and other than restrictions to which Purchaser shall be subject under the Joint Venture Agreement), liens, encumbrances, exceptions, taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, liabilities, covenants, agreements and demands. Upon the transfer of the Partnership Interests, Purchaser shall hold 50% of the Company’s ownership interests. Seller is not, and at Closing will not be, party to any voting trust, proxy, or other agreement or understanding with respect to the Partnership Interests, except for the Joint Venture Agreement. There are no agreements, obligations, promises or understandings relating to the issuance, sale or transfer of any of the Partnership Interests, except for the Joint Venture Agreement. Seller shall deliver to Purchaser, at Closing: (a) consents executed by OLF, Inc., OLF II and OCC to the sale and assignment of the Partnership Interests to Purchaser, (b) waivers executed by OLF, Inc., OLF II and OCC of any and all provisions of the Joint Venture Agreement which purport to control, restrict or govern the terms of the assignment and sale of the Partnership Interests by Seller to Purchaser, or which could be interpreted to mean that an Event of dissolution has occurred with respect to the Company.

5.2   Organization.

 5.2.1  Seller: (i) is a corporation that was organized and dissolved under the laws of the State of Delaware, and is in the process of an orderly liquidation of its assets pursuant to the laws of the State of Delaware and Seller’s Amended Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund; (ii) is duly bound by the actions and execution hereof by the authorized signatory who has executed this Agreement for and on behalf of Seller; and (iii) has the full right, authority and corporate power to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated herein, including, without limitation, the right, power and authority to transfer the Partnership Interests in accordance with and subject to the terms and conditions of this Agreement.

 5.2.2  The Company is a joint venture formed pursuant to provisions of the Uniform Partnership Act of the State of Florida.  The Company has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the Property in the manner in which it is owned and used as of the date of this Agreement, except for licenses, permits and authorizations, the absence of which, would not have a material adverse effect on the Company or its business, assets, properties or operations.  Seller has delivered to Purchaser true, correct and complete copies of the Joint Venture Agreement.  Seller shall not make or permit any modification of or amendment to the Joint Venture Agreement of the Company after the Execution Date until the Closing Date without Purchaser’s prior written consent.  The minute books of the Company delivered to

Purchaser correctly reflect all material actions taken by the joint venture partners of the Company and correctly record in all material respects all resolutions adopted by them.

 5.2.3  All documents executed by Seller which are to be delivered to Purchaser at the Closing: are, or at the time of Closing will be, duly authorized, executed and delivered by Seller; are, or at the time of Closing will be, legal, valid and binding obligations enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy or similar laws; are, and at the time of Closing will be, sufficient to convey title to the Partnership Interests; and, at the time of Closing will not violate any provisions of any material agreement or judicial order to which Seller or the Company is a party or to which Seller or the Company or the Property is subject.

 5.2.4  Capitalization. There are no outstanding rights or agreements of any kind whatsoever entitling any Person to purchase or acquire any interest in any of the Partnership Interests, except for the Joint Venture Agreement. None of the Partnership Interests have been issued in violation of any federal, state or other law pertaining to the issuance of securities or in violation of any rights, preemptive or otherwise, of any Person.

 5.2.5  Subsidiaries.  The Company does not own or control, and never has owned or controlled, directly or indirectly, any capital stock of any corporation or any interest in any other Person.

 5.2.6  Authority.

                (a)  The execution and delivery of this Agreement and the Other Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance and fulfillment of their respective obligations and undertakings hereunder and thereunder by the Seller and the Company will not (i) violate any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, Joint Venture Agreement; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation of any governmental body; (ii) result in the creation of any claim, lien, charge or encumbrance upon any of the properties or assets (whether real or personal, tangible or intangible) of the Company; or (iii) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any of the Permits (as that term is defined in Section 5.14 below);

                (b)  The execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement and the Other Agreements have been duly authorized by all requisite consents, and waivers of the Company’s joint venture partners. All other consents, approvals, authorizations, releases or orders required of or for the Company and the Seller for the authorization, execution, and delivery of, and for the performance and consummation of the transactions contemplated by, this Agreement and the Other Agreements will have been obtained by the Closing.

5.3   Conflicts.  The execution and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Seller on the Closing Date and the performance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Partnership Interests as contemplated herein, are consistent with and not in violation of any contract, agreement or other instrument to which Seller or the Company is a party, or any judicial order or judgment of any nature by which Seller or the Company is bound, except for contracts, the breach of which, would not have a material adverse effect on the Company or its business, assets, properties or operations.

5.4   Condemnation.  The Company has received no notice of, nor to Seller’s Knowledge is there pending, any Proceeding by any Governmental Authority having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof.  Seller will, promptly upon receiving any such notice or learning of any Proceeding, give Purchaser written notice thereof.

5.5   Litigation.  To Seller’s Knowledge, other than the HOA Litigation, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting the Seller or the Company, or the Company’s business or condition (financial or otherwise), or any of the Company’s properties or assets, or which would prevent the performance of this Agreement or the Other Agreements or any of the transactions contemplated hereby or thereby, or which declare the same unlawful or cause the rescission thereof.  The Company has complied with and is not in default under (and has not been charged or threatened with, and is not under an investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative), or any order, writ, injunction or decree of any court, agency or instrumentality. Seller will, promptly upon receiving notice of any such Proceeding, give Purchaser written notice thereof, and Purchaser shall have the right to terminate this Agreement if Purchaser reasonably determines that such Proceeding will materially and adversely interfere with the ability of the Seller to fulfill its obligations under this Agreement.

5.6   Liabilities and Taxes.

 5.6.1  Tax Matters.

               (a)  As used in this Agreement, the term “Code” means the Internal Revenue Code of 1986, as amended.  The term “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.  The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                (b)  Except as described on Schedule 5.6.1, the Company has filed all Tax Returns, or applicable extensions, that it was required to file; all such Tax Returns were correct and complete in all material respects; all Taxes owed by the Company (whether or not shown on any Tax Return) have been paid; to the Knowledge of the Seller, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and there are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                (c)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any creditor, independent contractor, or other third party, and the Company has collected and paid all taxes required to have been collected and paid in connection with any amounts received from any customer or other third party.

                (d)  There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing, or (ii) or to Seller’s Knowledge based upon personal contact with any agent of such authority.  The Seller delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2008.

                (e)  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (f)  The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6661 as to returns due on or before December 31, 2005, or Code Sec. 6662 as to returns due after that date.  The Company has no liability for unpaid Taxes because it once was a member of an affiliated group during any part of any consolidated return year.

5.6.2  The Company has no employees and has never had any employees.

5.7   Contracts.

                (a)           Except for the Declaration, and except for any contracts provided to or made available to Purchaser, the Company is not a party to or bound by, and neither its business nor assets are bound or affected by, any material written or oral contract, agreement or commitment (“Contracts”) of any kind whatsoever, including, but not limited to, any (i) employment agreement; (ii) promotion or advertising agreement; (iii) bonus, profit sharing, deferred compensation, hospitalization, retirement, insurance, pension, welfare, stock option or stock purchase plan, arrangement or agreement or any other plan, arrangement or agreement providing for employee benefits or for the remuneration, direct or indirect, of its stockholders, directors, officers or employees; (iv) agreement with any shareholder, director or officer of the Company; (v) agreement containing covenants by the Company not to compete in any lines of business or commerce; (vi) franchise or distributorship agreement; (vii) loan, credit or financing agreement, including all agreements for any commitments for future loans, credits or financing; (viii) guarantee; (ix) mortgage or security agreement; or (x) agreement to purchase raw materials, supplies or services used regularly in the Company’s business, or to sell the inventory or services provided by the Company.

 (b)           The Company has performed all obligations required to be performed by it to date under all Contracts and commitments to which it is a party, and Seller has no knowledge, nor has any reasonable grounds to know, that any other party is in default (or would be in default on the giving of notice or the lapse of time or both) under any contract or commitment to which the Company is a party.

 (c)           True and complete copies of all Contracts and commitments to which the Company is a party or which are otherwise referred to in this Agreement, including any Schedule or Annex hereto, have been delivered to Purchaser or made available for Purchaser’s inspection, and there are no amendments to or modifications of, or significant agreements of the parties relating to, any such Contract, agreement or commitment which have not been disclosed to Purchaser, and each such Contract, agreement or commitment is valid and binding on the parties thereto in accordance with its respective terms, except as enforceability may be limited by bankruptcy or similar laws. The Management Agreement presently in effect will be terminated as of the Closing Date.

5.8   Financial Statements.  The Seller has delivered to Purchaser, true and complete copies of the Seller’s financial statements for the period ending December 31, 2011 (the “Financial Statements’).  BKD, LLP, Certified Public Accountants (“BKD”) has performed certain specific agreed upon procedures in connection with the issuance of the Financial Statements.  The Financial Statements (a) include in all material respects the results of operations of the Company for the period covered thereby and the financial condition of the Company as at the dates thereof on a liquidation basis; and (b) were prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods.

5.9   Foreign Ownership.  Seller will provide at Closing, certificates that Seller is not a “foreign person” as that term is defined in the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

5.10   Company’s Business.  The Company neither owns, leases (whether as lessor or lessee) or operates any property other than the Property, and the Company conducts no business other than its ownership and operation of the Property, and certain business related to its previous development and sale of the Lake Forest community which includes the Property as part of its Development Order of Regional Impact.

5.11        Absence of Material Change.  Except as set forth on Schedule 5.11:

 (a)           Since December 31, 2011, other than developments in the HOA Litigation, (i) there has been no material change in the condition (financial or otherwise), assets, liabilities, business or operations of the Company, other than non-material changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse; and (ii) there has been no damage, destruction, loss or other occurrence or development (whether or not insured against), which either singly or in the aggregate materially adversely affects (and to Seller’s knowledge there exists no threatened occurrence or development which is reasonably likely to materially adversely affect) the assets, liabilities, business or operations of the Company.

 (b)           Since December 31, 2011, the Company has not (i) created or incurred any liability, commitment or obligation (absolute or contingent), except unsecured current liabilities incurred for other than money borrowed in the ordinary course of  business; (ii) mortgaged, pledged or subjected to any lien or otherwise encumbered any of its assets, tangible or intangible; (iii) discharged or satisfied any lien, security interest or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities due and payable in the ordinary course of business; (iv) waived any rights of substantial value; cancelled any debts or claims; or terminated or amended, or suffered the termination or amendment of, any contract, lease, agreement or license to which the Company is or was a party; (v) made any capital expenditures or any capital additions or betterments which in the aggregate exceeded $15,000; (vi) sold or otherwise disposed of any of its assets, tangible or intangible, except in the ordinary course of business; (vii) declared or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed, or otherwise acquired, any of the Company's Percentage Interests; (viii) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of the Company’s present or former stockholders, directors, officers, agents, (ix) renewed, amended, become bound by or entered into any contract, commitment or transaction other than in the ordinary course of business; or (x) changed any material accounting practice followed or employed in preparing the Financial Statements.

5.12        Undisclosed Liabilities.

 (a)           The Company has no, and the Company’s properties and assets are not subject to any, liability, commitment, indebtedness or obligation of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured, which is not reflected in the Financial Statements or shown on Schedule 5.12.

 (b)           Schedule 5.12 sets forth a true and complete list of all Liabilities that are not reflected in the Financial Statements, including a statement of the amount thereof, if quantifiable.

5.13        Properties and Assets.  The Company owns and has good and marketable title to all of the Property, free and clear of any mortgages, security interests, claims, liens, charges, or encumbrances whatsoever except for the PNC Mortgage and other Permitted Exceptions.  Exhibit A sets forth a true and complete legal description of all Real Estate owned of record by the Company.

5.14        Environmental Matters.

 (a)           As used in this Section 5.14, the term “Hazardous Material” shall mean any substance, chemical or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs) and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant, in any federal, state or local law, code or ordinance, now existing or hereafter in effect, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601, et seq., and the Kentucky Revised Statutes, Chapter 224.

 (b)           Except for matters reflected in the Documents, the Company has duly complied with, and its business, operations, assets, equipment, facilities, including, without limitation, the Property, are in full compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including, without limitation, all laws and regulations with respect to reporting releases of Hazardous Materials and the registration, testing and maintenance of underground storage tanks.

 (c)           The Company has been issued, and will maintain, all required federal, state and local permits, licenses, certificates and approvals relating to (i) discharges to surface water or ground water; (ii) solid or liquid waste disposal; (iii) the use, generation, storage, transportation or disposal of Hazardous Materials; and (iv) other environmental, health or safety matters.  A true, accurate and complete list of all such permits, licenses, certificates or approvals is set forth on Schedule 5.14 (“Permits”).

 (d)           Except for matters reflected in the Documents, neither the Company nor Seller has received notice of, or knows of or suspects, any fact(s) which is reasonably likely to constitute violations(s) of any federal, state or local environmental, health or safety laws, codes or ordinances, or any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Property, and the Company is not in violation of any material covenants, conditions, easements, rights of way or restrictions affecting any of the Property or any rights appurtenant thereto.

 (e)           Except for matters reflected in the Documents, and except in accordance with a valid governmental permit, license, certificate or approval listed on Schedule 5.14, the Company has not emitted, spilled, released, discharged or threatened release into or upon (i) the air; (ii) the soils or any improvements located thereon; (iii) the surface water or ground water; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Property, of any Hazardous Material at or from any of the Property (any of which is hereafter referred to as a “Hazardous Discharge”).

 (f)           To the Seller’s knowledge, here has been no complaint, order, directive, claim, citation or notice by any governmental authority or any other Person with respect to (i) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Property; (ii) solid or liquid waste disposal; (iii) the use, generation, storage, transportation or disposal of Hazardous Materials; or (iv) other environmental, health or safety matters, affecting the Company, any of the Property, any improvements located thereon or the business conducted thereon (any of which is hereafter referred to as an “Environmental Complaint”).

 (g)           All Hazardous Materials disposed of, treated or stored on or offsite of any real property owned or operated at any time by the Company have been disposed of, treated and stored in material compliance with all applicable laws, codes and ordinances and all rules and regulations promulgated thereunder.

 (h)           Except for matters reflected in the Documents, and except for supplies that are to be used in the ordinary course of the Company’s business and in full compliance with all applicable laws, codes and ordinances: (i) the Property is free of all Hazardous Materials and underground storage tanks; (ii) the Company has not stored, treated or disposed of any Hazardous Materials on, in or under the Property, or any part thereof, and has not permitted the Property, or any part thereof, to be used for the storage, treatment or disposal of Hazardous Materials; and (iii) there has been no storage, treatment, disposal or release of Hazardous Materials on, in or under the Property at any time by any Person.

5.15        Survival of Representations.  The representations, warranties and covenants contained in this Section 5 shall survive Closing and the transfer of title of the Partnership Interests to Purchaser for a period of six (6) years after the Closing.

5.16        Acknowledgement of Purchaser.  Purchaser confirms that no claim for breach of a representation or warranty made by Seller hereunder shall be made after the Closing to the extent Purchaser had actual knowledge of such breach or of any matter giving rise to such breach on or before the Closing Date.

6.   PURCHASER’S REPRESENTATIONS AND WARRANTIES.

6.1   Authority of Purchaser.  Purchaser represents and warrants that Purchaser is duly organized and validly existing under the laws of the State of Delaware and has the full right, power and authority to enter into this Agreement, and, at Closing, will have the full right, power and authority to consummate the transactions provided for herein and Purchaser agrees to provide such certificates, resolutions and other documents as evidence thereof as may be reasonably requested by Seller and/or its counsel.  Purchaser represents and warrants to Seller that this Agreement, the Other Agreements and any agreements and other documents to be executed by Purchaser at Closing pursuant to this Agreement, when so executed and delivered, are and shall be legal, valid and binding obligations of Purchaser and enforceable against

Purchaser in accordance with their respective terms. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder are within its powers and shall have been duly authorized by all necessary corporate or entity action and no consent of any other person or entity to such execution, delivery and performance is required.

6.2   No Bankruptcy or Receivership.  At no time on or before the Closing Date shall any of the following have occurred with respect to the Purchaser: (i) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or similar law; (ii) the appointment of a trustee or receiver of any property interests held by Purchaser; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking out of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation.

6.3   Survival of Representations.  The representations and warranties of Purchaser set forth in this Section 6 shall survive Closing for a period of six (6) years after the Closing Date.

7.   CLOSING.

7.1   Closing Date.  The Closing will be held at the offices of Seller on or before April 30, 2012 (the “Closing Date”).  The time for the Closing shall be 10:00 A.M., Eastern Time, on the Closing Date.

7.2   Conveyances and Deliveries at Closing.  On the Closing Date, the following documents shall be delivered:

 7.2.1  Seller will deliver to Purchaser an affidavit to the effect that (i) to the best of Seller’s knowledge, there are no parties in, or having any right or claim to, possession of the Property, and (ii) no improvements or repairs have been made by, or for the account of or at the instance of, the Company to or on the Property for which payment in full has not been made or will be made from Closing proceeds.

 7.2.2  Seller will deliver to the Purchaser a duly executed Assignment of Partnership Interests and any other documents representing the transfer of the Partnership Interests in a form acceptable to Purchaser.

 7.2.3  Seller will deliver, or cause to be delivered to Purchaser: (a) consents executed by OLF, Inc., OLF II and OCC to the sale and assignment of the Partnership Interests to Purchaser, (b) waivers executed by OLF, Inc., OLF II and OCC of any and all provisions of the Joint Venture Agreement which purport to control, restrict or govern the terms of the assignment and sale of the Partnership Interests by Seller to Purchaser, or which could be interpreted to mean that an Event of dissolution has occurred with respect to the Company.

 7.2.4  Seller will deliver to Purchaser such duly executed and acknowledged verified certificates, affidavits, consents and other documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by appropriate Seller proceedings and as to the authority of persons acting for Seller.

 7.2.5  Seller will deliver a certificate of the Secretary of OLF, Inc., dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) amendments to the Joint Venture Agreement of the Company since a specified date; (ii) resolutions of the joint venturers of the Company authorizing the execution and performance of this Agreement, the Other Agreements and the transactions contemplated herein; and (iv) incumbency and signatures of the officers of the Seller and the joint venturers executing this Agreement and any Other Agreements.

 7.2.6  Seller will deliver an executed affidavit satisfying the requirements of the foreign investors real property tax act (“FIRPTA”).

 7.2.7  Seller will deliver a certificate of Seller representing that all warranties and representations made in Section 5 of this Agreement are true and correct in all material respects as of the Closing Date. Purchaser shall deliver a certificate of Purchaser representing that all warranties and representations made in Section 6 of this Agreement are true and correct as of the Closing Date.

 7.2.8  Seller shall deliver possession of the Property, including, without limitation, the originals of all Contracts.

 7.2.9  Seller shall terminate the Services Contract currently in effect between Seller and the Management Company.  A new Services Agreement (as described in Section 11.1 hereof) shall become effective as of the Closing Date.

 7.2.10    Intentionally Omitted.

 7.2.11    Seller shall deliver such other documents and instruments as may be required to accommodate the transactions contemplated in this Agreement.

 7.2.12    Intentionally Omitted.

 7.2.13    Purchaser shall deliver a certificate of good standing of Purchaser issued as of a date within ten (10) days before the Closing Date by the Delaware Secretary of State.

 7.2.14    Purchaser shall deliver a Certificate of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller as to (i) resolutions of the managers and members of the Purchaser authorizing the execution and performance of this Agreement, the Other Agreements and the transactions contemplated herein; and (ii) incumbency and signatures of the officers of the Purchaser executing this Agreement and any Other Agreements.

7.3   Closing Adjustments and Prorations.

 7.3.1  At Closing, Purchaser shall assume and pay when due:

    (a)  Real and personal property ad valorem taxes and any special assessments upon the Property.

            (b)  Utility charges payable by the Company, including water and sewer charges.

            (c)  Expenses under the Contracts.

            (d)  All other expenses of operating or owning the Property.

            (e)  All other Assumed Liabilities.

 7.3.2  If the actual amount of real and personal property taxes, expenses, or utility charges is not known as of the Closing Date because bills for the period in question have not been issued, the amounts assumed at the Closing will be based on the most current and accurate billing information available. Should such amounts for the period in question prove to be inaccurate upon receipt of the actual assessments or bills for the Property, Purchaser shall be responsible for such corrected amount.

8.   CASUALTY AND CONDEMNATION.

8.1   Risk of Loss.  Until the purchase of the Partnership Interests has been consummated on the Closing Date, all risk of loss of, or damage to, or destruction of, the Property (whether by fire, flood, tornado or other casualty, or by the exercise of the power of eminent domain, or otherwise) shall belong to and be borne by Seller.  Seller shall promptly notify Purchaser in the event that it becomes aware or receives any notice of any damage to or destruction of the Property.

8.2   Condemnation.  If prior to the Closing Date all of the Property is taken by condemnation or eminent domain, this Agreement will be automatically terminated, and thereupon this Agreement will be null and void and of no further force or effect, and neither Purchaser nor Seller will have any further rights, duties, liabilities and obligations to the other by reason thereof.  Seller shall promptly notify Purchaser in the event Seller becomes aware or receives notice of any pending or threatened condemnation of any portion of the Property.  If prior to the Closing Date Seller receives notice that less than all of the Property will be taken by condemnation or eminent domain, if, in Seller’s reasonable judgment, the value of the Property shall be materially and adversely affected, then Seller shall so notify Purchaser and Purchaser may, at its option, terminate this Agreement, and thereupon this Agreement will be null and void and of no further force or effect and neither Purchaser nor Seller will have any further rights, duties, liabilities and obligations to the other by reason thereof, except as to such obligations which expressly survive.  If this Agreement is not terminated, Purchaser will accept title to the Property subject to the taking, in which event, at the Closing, the proceeds of the award or payment will be retained by the Company and transferred by Seller to Purchaser and any moneys theretofore received by Seller in connection with such taking will be credited to Purchaser.

9.   BROKERS.  Purchaser represents and warrants that there is no broker, finder or agent who is entitled to any commission or fee in connection with this transaction, and Purchaser agrees to indemnify Seller and the Company against any claims of, and liabilities to, any person or entity claiming through Purchaser, or as a result of any dealing with Purchaser, or any agreement with Purchaser, for brokerage commissions, finder’s fees or other remuneration arising from this Agreement or the transactions contemplated by this Agreement.  Seller represents and warrants that there is no broker finder or agent who is entitled to any commission or fee in connection with this transaction, and Seller agrees to indemnify Purchaser and the Company against any claims of, and liabilities to, any person or entity claiming through Seller, or as a result of any dealing with Seller, or any agreement with Seller, for brokerage commissions, finder’s fees or other remuneration arising from this Agreement or the transactions contemplated by this Agreement.

10.   DEFAULT AND INDEMNITY.

10.1        Seller’s Default.  If the sale and purchase of the Partnership Interests contemplated by this Agreement is not consummated on account of a Seller’s default hereunder, at Purchaser’s option Purchaser shall have the right to seek specific performance of this Agreement.  Provided, however in the event that Seller wrongfully opposes, hinders or delays Purchaser’s attempt to obtain specific performance, Seller shall reimburse Purchaser for all costs actually incurred by Purchaser in connection with its inspections of the Company, Documents and the Property, including but not limited to environmental reports, surveys, engineering reports, and appraisals, up to an amount not to exceed Fifty Thousand Dollars ($50,000.00).

10.2        Purchaser’s Default.  If the sale and purchase of the Partnership Interests contemplated by this Agreement is not consummated because of Purchaser’s default, failure or refusal to perform hereunder, Seller shall be entitled to any and all remedies at law or in equity.

10.3        Indemnities.

10.3.1  If and only if the Closing occurs, Seller shall indemnify, defend and hold Purchaser and the Company harmless from and against, and shall pay to the Purchaser and the Company the full amount of any losses, claims, damages, judgments, fines, penalties, settlement amounts, payments of amounts demanded, and attorney’s fees and Litigation Costs incurred in connection with a Proceeding (collectively “Losses”), arising out of or resulting from any or all of the following: (i) breach of, or any inaccuracy in, any representation or any warranty of Seller hereunder; (ii) any liabilities, losses, costs or expenses of Seller arising out of or related to the operation or ownership of the Company and/or the Property prior to the Closing Date, other than Assumed Liabilities; (iii) the actions, conduct and/or omissions of the employees, officers, directors, agents or representatives of the Seller prior to the Closing Date; (iv) any liabilities of the Seller existing, occurring or arising prior to the Closing Date except for the Assumed Liabilities; (v) any undisclosed liabilities, contracts or commitments of the Seller, including, without limitation, any commitments to existing or former customers, contractors, suppliers or other persons; and (vi) breach of any covenant or agreement by the Seller contained in this Agreement or in any of the Other Agreements.  For purposes of this Section 10.3, liabilities and other matters are “undisclosed” if they are not fully and specifically described in this Agreement or in a Schedule to this Agreement.

10.3.2  If and only if the Closing occurs, Purchaser and the Company, jointly and severally, shall indemnify and hold Seller harmless from and against any Losses which arise out of, or result from any or all of the following: (i) breach of, or any inaccuracy in, any representation or warranty of Purchaser hereunder; (ii) any liabilities, losses, costs or expenses arising out of or related to the operation or ownership of the Company and/or the Property on or after the Closing Date; (iii) amounts accruing for periods under the Contracts subsequent to the Closing Date; (iv) claims due to, arising out of, or relating to injuries which were sustained after the Closing as a result of the operation, use, condition and/or upkeep of the Property after the Closing; (v) the actions, conduct and/or omissions of the employees or agents of Purchaser and/or Company after the Closing; and (vi) any Assumed Liabilities.

10.3.3     Upon the occurrence of any event for which the Purchaser or the Company is entitled to indemnification under this Agreement, they shall have all the rights and remedies in law and/or equity available to them.  Without limiting the foregoing, the Seller agrees to promptly pay, upon receipt of notice from the Purchaser or the Company the amounts which the Seller may owe to the Purchaser or the Company from time to time by reason of the provisions of this Agreement.  Should Seller fail or refuse to pay any such amounts promptly after the request of the Purchaser or the Company, then Purchaser may, at its election, offset any amounts due and owing against the Purchase Price.

10.3.4  The provisions of this Section 10.3 shall expressly survive the Closing Date and the transfer of the Partnership Interests for a period of six (6) years.

11.   SPECIAL CONDITIONS TO CLOSING.  Seller and Purchaser each hereby agree that as a condition precedent to Purchaser’s obligation to close under this Agreement, Purchaser will, execute and deliver a management and development services agreement for the Property acceptable to Purchaser in its sole discretion (the “New Services Agreement”) pursuant to which an affiliate of Purchaser shall, from and after the Closing Date, be appointed as the exclusive manager and developer for the Property.  The New Services Agreement shall have a term which shall commence on the Closing Date.  All other terms and conditions of the New Services Agreement shall be as set forth therein.

12.   TIME OF ESSENCE.  Time shall be of the essence of this Agreement.

13.   GOVERNING LAW.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

14.   NOTICES.  Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by nationally recognized courier which maintains a record of receipt and delivery (such as Federal Express or UPS), by confirmed facsimile, or by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below:

To Seller/Liquidating
Trustee:                Robert H. Rice, Sr.
2200 River Bluff Road
Louisville, Kentucky 40207
Facsimile: (502) 333-0792

To Purchaser:      Bellemeade Development, LLC
600 N. Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Attention:  Brian F. Lavin, President
Facsimile:  (502) 426-4994

With a copy to:    Rosann Tafel, Esq.
600 N. Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222
Facsimile:  (502) 426-4994

Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand or facsimile delivery, on the first (1st) business day following deposit with a national overnight courier or on the third (3rd) business day following deposit in the United States mail as provided above.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication.  By giving at least five (5) days prior written notice thereof, any party may from time to time at any time change its mailing address hereunder.

15.   ENTIRE AGREEMENT: MODIFICATION.  Except as expressly provided herein, this Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Partnership Interests and the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Partnership Interests and the Property.  This Agreement cannot be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.

16.   EXHIBITS.  Each and every exhibit or schedule referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference, in the same manner and with the same effect as if each exhibit and schedule were set forth in full and at length every time it is referred to or otherwise mentioned.

17.   CAPTIONS.  All captions, heading, Section, Subsection, Paragraph and Subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and win not supplement, limit or otherwise vary in any respect the text of this Agreement.

18.   REFERENCES.  All references to Sections, Subsections, Paragraphs or Subparagraphs will be deemed to refer to the appropriate Section, Subsection, Paragraph or Subparagraph of this Agreement.  Unless otherwise specified in this Agreement, the terms “herein”, “hereof”, “hereunder” and other terms of like or similar import, will be deemed to refer to this Agreement as a whole, and not to any particular Section, Subsection, Paragraph or Subparagraph hereof.  Words of any gender used in this Agreement will be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

19.   COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which will constitute an original and all of which together shall constitute one and the same instrument.  Furthermore, this Agreement may be executed by facsimile or PDF with original signatures following by mail.

20.   WAIVER.  Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.

21.   ASSIGNMENT.  Neither this Agreement nor the rights, duties, interests and obligations of Seller hereunder may be assigned by Seller without the prior written consent of Purchaser.  Purchaser may not assign this Agreement without Seller’s prior written consent, except that Seller’s consent shall not be required if such assignment is to an affiliate of Purchaser.

22.   SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns (if permitted hereunder).

23.   DATE FOR PERFORMANCE.  If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period will be automatically extended through the close of business on the next regularly scheduled business day.

24.   SEVERABILITY.  In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder hereof, and the remaining provisions shall continue in full force and effect at the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.

25.   LEGAL FEES AND COSTS TO PREVAILING PARTY.  In any litigation between the parties regarding this Agreement, the losing party shall pay to the prevailing party all Litigation Costs incurred by the prevailing party.  A party shall be considered the prevailing party if (i) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or through the losing party’s voluntary action before any arbitration (after it is scheduled), trial or judgment; (ii) the other party withdraws its action without substantially obtaining the relief it sought; or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

26.   AUTHORITY.  The undersigned officers of Seller and Purchaser hereby represent, covenant and warrant that all actions necessary by their respective boards of directors, directors, shareholders and partners will have been obtained and that they will have been specifically authorized to enter into this Agreement prior to the Closing Date and that no additional action will be necessary by them in order to make this Agreement legally binding upon them in all respects.

27.   CONFIDENTIALITY.  Prior to Closing, neither Purchaser nor Seller will disclose the existence of the proposed transaction except to its employees, directors, officers,

agents, representatives, attorneys, lenders, accountants and/or advisors (“Seller Representatives”) as is necessary in connection with the transaction, and/or to others as required by law, court order or governmental agency.

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IN WITNESS WHEREOF, the parties hereto have duly signed, sealed and delivered this Agreement.

“SELLER”			“PURCHASER”

NTS MORTGAGE INCOME FUND,			BELLEMEADE DEVELOPMENT, LLC,
a Delaware limited corporation			a Delaware limited liability company

By:	/s/ Brian F. Lavin		By:	/s/ J.D. Nichols
	Name:	Brian F. Lavin		Name:	J.D. Nichols
	Title:	President		Title:	Manager